As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-256454

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-256454

UNDER
THE SECURITIES ACT OF 1933

Piedmont Lithium Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-4996461
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
42 E Catawba Street
Belmont, North Carolina 28012
(Address of Principal Executive Offices) (Zip Code)

Piedmont Lithium Inc. Stock Incentive Plan
(Full title of the plan)

Timothy Palmer
42 E Catawba Street
Belmont, North Carolina 28012
(Name and address of agent for service)

(704) 461-8000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Piedmont Lithium Inc., a Delaware corporation (the “Registrant”), which was previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.
Registration Statement on Form S-8 (File No. 333-256454) filed with the SEC on May 25, 2021, registering 3,000,000 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) for future issuance pursuant to the Piedmont Lithium Inc. Stock Incentive Plan.

On August 29, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 18, 2024, (as subsequently amended on April 22, 2025, and as it may be further amended from time to time) by and among Sayona Mining Limited, an Australian public company limited by shares (“Sayona”), Shock MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Sayona (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Sayona (the “Merger”).

As a result of the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement. By filing this Post-Effective Amendment, the Registrant is hereby deregistering all shares of Common Stock (the “Shares”) registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered under the Registration Statement that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Shares; and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, Australia, on August 29, 2025.

PIEDMONT LITHIUM INC.

By:	/s/ Dylan Roberts
Name:	Dylan Roberts
Title:	Secretary

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.